NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: May 10, 2004

CONTACT: Steven R. Williams - (304) 842-3597 www.petd.com

Petroleum Development Closes First 2004 Partnership

Record $29 Million in Subscriptions

Bridgeport, West Virginia. . . Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it has closed its first 2004 drilling Partnership with $29 million in subscriptions. This more than triples the $8.5 million raised in the first partnership of 2003, and continues the history of strong partnership sales from the second half of 2003. Plans call for the partnership wells to be drilled in Wattenberg Field and the Piceance basin in Colorado, the Company's current areas of drilling operations, although wells in other areas are permissible under the partnership agreement. The Company purchases a 20% interest in each partnership.

At the beginning of 2004 the Company had drilling advances from partnerships of $50.5 million, of which $29 million was utilized in first quarter drilling. This left about $21 million for partnership drilling activities in the second quarter and beyond. Between these remaining drilling advances and the first partnership funds the Company will have over $50 million available to drill in the second quarter and beyond, in comparison to about $25 million for the total available from the remaining first quarter drilling advances and first partnership sales in 2003. The Company expects this increase in funds available to allow it to maintain a high level of drilling activity throughout the second and third quarters, a period that has historically been a period of lower activity for the company.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company currently has operations in the Appalachian Basin, the Rocky Mountains and Michigan. The Company was added to the Russell 3000 Index of companies in 2003. It has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597